UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2015

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

On March 23, 2015, the Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation (the “Company”), issued a press release announcing that the Company’s Board of Directors had authorized a special cash distribution of $1.00 per share of common stock to shareholders of record on March 30, 2015 and payable on or about March 31, 2015.  A copy of the press release, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Item 8.01                                           Other Events.

Declaration of Special Distribution

On March 18, 2015, the Company’s Board of Directors authorized a special distribution of $1.00 per share of common stock payable to stockholders of record as of March 30, 2015 (the “Special Distribution”).  The Special Distribution, which represents a portion of proceeds from asset sales, is to be paid on or about March 31, 2015.

Adjustment to Estimated Per Share Value

Pursuant to the Company’s Amended and Restated Policy for Estimation of Common Stock Value, as of March 30, 2015, the record date for the Special Distribution, the Company’s estimated value per share will be $8.72, which reflects an adjustment to the previously published estimated value per share of $9.72 per share to account for payment of the Special Distribution.

Share Redemption Program

The Company’s Board of Directors designated the Special Distribution as a “special distribution” as such term is used in the Company’s Third Amended and Restated Share Redemption Program (the “SRP”).  Therefore, the purchase price per share paid with respect to any redemption made under the SRP after March 30, 2015 will be reduced by the per share amount of the Special Distribution.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: March 23, 2015	By:	/s/ Terri Warren Reynolds
Terri Warren Reynolds
Senior Vice President – Legal, General Counsel, and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release